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                                                                  March 12, 2001
                                                           For Immediate Release

                                                                        Contact:

                                                                Barbara Campbell
                                                         Keuper Public Relations
                                                                  (518) 784-3160
                                                            KEUPER@EARTHLINK.NET

                                                                   Cynthia Myers
                                                             Scientific Learning
                                                                  (510) 665-2224
                                                             CMYERS@SCILEARN.COM


     SCIENTIFIC LEARNING RECEIVES $15 MILLION LINE OF CREDIT FROM FLEET BANK

         Berkeley, CA, March 12, 2001 -- Scientific Learning Corporation (NASDAQ:SCIL) announced today that the Company has received a $15 million line of credit from Fleet National Bank.

         As of December 31, 2000, the company had $8.5 million in cash and investments and no debt.

         "In 2000, our revenue rose nearly 50% and we plan to accelerate that growth in 2001," said Sheryle Bolton, Chairman and CEO of Scientific Learning. "This credit line provides the resources to allow us to pursue our aggressive growth goals that are supported by our entire management team and Board of Directors."

         The line of credit is guaranteed by an affiliate of Warburg Pincus Ventures, the Company's largest shareholder, in exchange for a warrant to purchase 1,375,000 shares of the Company's Common Stock. The warrant has a seven-year term and an exercise price of $8.00 per share.

         The term of the line of credit extends to October 2002. The interest rate is LIBOR plus one percent or the Fleet Base Rate, at the Company's option.

         The Company will amortize the fair value of the warrant over the life of the guarantee. This non cash interest charge will be approximately $300,000 per quarter.

         Headquartered in Berkeley, California, Scientific Learning offers CD-ROM and Internet programs developed by leaders in brain research. The Company's Fast ForWord(R) family of intensive computer-based training programs for language and reading "train the brain" to learn faster. These training programs use patented technologies to adapt to each student's skill level, allowing students of all ages to make gains in language and reading in just weeks, rather than years. Educators can use the Company's patented Internet technology to track students' progress. Other Scientific Learning products include award-winning software and storybooks for building early learning skills and rapid assessment of reading skills, and ReWord(TM), a training program for adults working to improve their language and organizational skills. BrainConnection.com is a Web resource from Scientific Learning that offers the latest news on how the brain learns. To learn more about Scientific Learning's family of neuroscience-based products, visit the Company's Web sites at WWW.SCIENTIFICLEARNING.COM and WWW.BRAINCONNECTION.COM, or call toll-free 888-665-9707.

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         This press release contains projections and other forward-looking statements that are subject to the safe harbor created by Section 27A of the federal securities law. Such statements include, among others, statements relating to projected levels of revenue, sales, and financial resources. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: the extent of acceptance and purchase of our products by target customers; seasonality and sales cycles in Scientific Learning's markets; competition; availability of funding to purchase the Company's products and generally available to schools; the extent to which the Company's marketing and sales strategies are successful; the Company's ability to continue to demonstrate the efficacy of its products, which depends on how the programs are administered, the demography of participants and other factors; the Company's ability to retain key personnel; pricing pressures; expense levels at the Company; and other risks detailed in the Company's SEC reports, including but not limited to the Report on Form 10-K filed on March 28, 2000 (Part 1, Item 1, Risk Factors and Part II, Item 7, Management's Discussion and Analysis) and the Report on Form 10-Q filed November 14, 2000 (Part 1, Item 2, Factors that May Affect Quarterly Results of Operations).

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